Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

March 31, 2021

Sandbridge Acquisition Corporation
1999 Avenue of the Stars, Suite 2088
Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Sandbridge Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 44,116,721 shares of Class A common stock, $0.0001 par value per share (the “Securities”) to be issued in connection with a merger (the "Merger") contemplated by that certain  Business Combination Agreement, dated February 15, 2021 (the “Business Combination Agreement”), by and among the Company, Project Olympus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Owlet Baby Care Inc., a Delaware corporation (“Owlet”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued upon the consummation of the Merger in accordance with terms and conditions set forth in the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

Sandbridge Acquisition Corporation                               - 2 -

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP